UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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ELIZABETH ARDEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 3, 2014

          This proxy statement supplement, dated October 30, 2014 (this "Supplement"), supplements the proxy statement dated October 24, 2014 (the "Proxy Statement") in connection with the solicitation of proxies by the board of directors (the "Board") of Elizabeth Arden, Inc., a Florida corporation (the "Company") for use at the 2014 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, December 3, 2014, at 10:00 a.m., local time, at the Company's offices located at 2400 SW 145 Avenue, Miramar, Florida 33027, and at any adjournments or postponements thereof.

          The purpose of this Supplement is to provide subsequent information relating to recently announced changes in our Board composition. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current and supersedes the different or updated information contained in the Proxy Statement.

ELECTION OF DIRECTORS

          As previously disclosed, M. Steven Langman and Franz-Ferdinand Buerstedde have each been elected to our Board, effective as of October 28, 2014. Messrs. Langman and Buerstedde were elected by written consent of Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P., investment funds affiliated with Rhône Capital L.L.C. (the "Rhône Purchasers") that hold all of the Company's outstanding Series A Serial Preferred Stock, par value $.01 per share (the "Preferred Stock"), in accordance with the terms of such Preferred Stock. Currently, the holders of the majority of our Preferred Stock outstanding, voting separately as a class, have the right to elect two directors to the Board. As of October 27, 2014, as reported in public filings available on or prior to October 28, 2014, the Rhône Purchasers and their affiliates beneficially own 20.2% of our outstanding common stock, par value $.01 per share ("Common Stock"). Please see the discussion in the Proxy Statement under "Certain Relationships and Related Person Transactions -- Rhône Transaction" for information regarding our recent transaction with the Rhône Purchasers and the rights of the holders of our Preferred Stock to elect members to our Board of directors.

          In addition, effective as of October 28, 2014, Mr. Langman was appointed to serve as a member of each of the Compensation and Nominating and Corporate Governance Committees of the Board and has been selected to serve as the Company's next Lead Independent Director, upon the expiration of Mr. Fred Berens' term as our Lead Independent Director, for a term beginning December 1, 2014 and through November 30, 2016.

Biographical information for Mr. Langman was included in the Proxy Statement under "Certain Relationships and Related Person Transactions -- Rhône Transaction -- Rhône Director Designation Rights."

Mr. Buerstedde's business experience during the past five years, other directorships and qualifications follow:

          Mr. Buerstedde, age 39, has served as a Managing Director at Rhône Group L.L.C., a private equity firm, since January 2011, after joining Rhône in 2004. Prior to 2004, he worked in the mergers and acquisitions group at Citigroup in London, where he advised on numerous telecommunications transactions.  Mr. Buerstedde currently serves on the boards of certain companies in which Rhône or its controlled funds hold interests, including as an observer and alternate on the board of directors of Magnesita Refratários S.A., which is listed on the BM&FBOVESPA, Brazil's largest stock exchange. Mr. Buerstedde received a European Masters in Management with distinction from ESCP-EAP European School of Management in Paris, and a Masters in Finance with distinction from the London Business School.

          Messrs. Langman and Buerstedde will receive our standard non-employee director compensation, including cash and equity awards, and will be reimbursed for all expenses incurred in connection with their service as directors. In addition, the Company will enter into its standard director indemnification agreement with each of Messrs. Langman and Buerstedde. Neither of Messrs. Langman or Buerstedde currently beneficially own any shares of our Common Stock, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

VOTING MATTERS

          There are no changes to the proxy/voting instruction card previously mailed to our shareholders. If you have already voted by Internet or by mail, you do not need to take any action unless you wish to change your vote. Proxies/voting instructions already returned by shareholders (via Internet or mail) will remain valid and will be voted at the Annual Meeting, or at any adjournment or postponement thereof, in the manner indicated unless you revoke your proxy or change your vote before your shares are voted at the Annual Meeting. Shares represented by proxies returned before the Annual Meeting, but for which no voting instructions have been provided, will be voted in accordance with our Board's recommendations as set forth in the Proxy Statement. Important information regarding how to vote your shares, revoke your proxy or change voting instructions already given is available in the Proxy Statement under the caption "Outstanding Shares and Voting Rights."

By Order of the Board of Directors

Oscar E. Marina Secretary

Miramar, Florida
October 30, 2014